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January 30, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Exhibit 10, Form N-1A
Calvert Social Index Series, Inc.
333-34122 and 811-09877

Ladies and Gentlemen:

As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-effective Amendment No. 6 and Registrant's Amendment No. 8 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Social Index Series, Inc., including its articles of incorporation, its by-laws, other original or photostat copies of trust records, documents, papers, statutes, and authorities as deemed necessary to form the basis of this opinion.

Therefore, I consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 6 and Registrant's Amendment No. 8 to its Registration Statement.

Sincerely,

 /s/Ivy Wafford Duke
Ivy Wafford Duke
Associate General Counsel